2018 FORM-20F EXHIBIT - 11.1

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

This constitutes the Company's Code of Ethics for senior financial officers as required by Section 406 of the
Sarbanes-Oxley Act of 2002, for all companies reporting under Section 13(a) and 15(d) of the Securities Exchange Act of 1934

Last Revised on October 30, 2018

The Chief Executive Officer, Chief Financial Officer and Controller (collectively, the "Senior Financial Officers") of Continental Energy Corporation (the "Company") must adhere to this Code of Ethics for Senior Officers, in addition to all other applicable Company Policies and the Company's separately published Code of Business Conducts and Ethics for all its employees. The Company currently has no officer serving in the capacity of Controller.

1. PRINCIPLES GOVERNING PROFESSIONAL AND ETHICAL CONDUCT
It is the policy of the Company that its Senior Financial Officers will adhere to, advocate for, and promote professional and ethical conduct; honesty and integrity, and accountability for adherence to this code.

2. CONFLICTS OF INTEREST
The Senior Financial Officers must promote a culture of honesty and integrity throughout the Company and avoid conflicts of interest with the Company. The Senior Financial Officers should avoid actual or apparent conflicts of interest between personal and professional relationships. Any situation, transaction or relationship that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Audit Committee.

3. FINANCIAL REPORTING AND DISCLOSURE
Senior Financial Officers shall provide fair, accurate, timely, and understandable disclosure in this Form-20F Annual Report of a "foreign private issuer" under Section 13(a) and 15(d) of the Securities Exchange Act of 1934. The said officers seek to provide disclosure to the investment community that is not only in conformity with Section 406 of the Sarbanes-Oxley Act of 2002, but that also fairly presents the financial condition and results of operations of the Company to its shareholders and possible investors. Senior Financial Officers shall also seek to promote ethical behavior by other Company employees involved in financial reporting.

4. COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS
It is the policy of the Company to comply with all applicable laws, rules and regulations of federal, state and local governments and other regulatory agencies that affect the conduct of the Company's business and financial reporting. The Senior Financial Officers are expected to be familiar with the legal and regulatory requirements applicable to their business responsibilities and to fulfill their duties in accordance with these laws, rules and regulations.

5. WAIVER
Waivers of this Code of Ethics may only be granted by the Company’s Audit Committee and will be disclosed in accordance with applicable securities laws.

6. CODE COMPLIANCE AND VIOLATIONS
Compliance with this Code of Ethics is mandatory. Each Senior Financial Officer shall promptly report any information he or she may have concerning evidence of any material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company, or any of its agents, and any violation of this Code of Ethics to the Company’s Audit Committee. The Audit Committee may determine, or designate appropriate persons to determine, appropriate disciplinary action, up to and including termination of employment, in the event of any such violation.

The undersigned incumbent Senior Financial Officers have read the foregoing and certify their compliance with this Code of Ethics.

<Signed>	<Signed>

Richard L. McAdoo	Robert V. Rudman
Chief Executive Officer	Acting Chief Financial Officer